Exhibit 10.2

Executive Incentive Plan for Fiscal 2007

On June 11, 2007, the Compensation Committee (the “Committee”) of the Board of Directors, as well as the Board of Directors, of American Superconductor Corporation (the “Company”) approved an executive incentive plan for the Company’s fiscal year ending March 31, 2008 (fiscal 2007). Participants in the plan include the Company’s Chief Executive Officer and all other executive officers. The Committee is responsible for determining the payout under the plan to each executive officer except the Chief Executive Officer. The Board of Directors of the Company determines the payout under the plan for the Chief Executive Officer, taking into account the recommendation received from the Committee.

Pursuant to the plan, the Committee designated for each executive officer a target cash incentive amount, expressed as a percentage of the officer’s base salary. In establishing these targets, the Committee took into account for each officer the level of total compensation including base salary, cash incentive and equity paid by similar companies for comparable positions based on market data compiled by external consulting firms.

The amount of the incentive award actually paid to each executive officer may be less than or greater than the executive’s target cash incentive with the amount capped at 156% of the target incentive. Individual incentive awards will be determined following the end of fiscal 2007 based on the following factors and their corresponding weightings:

•	the Company’s net income for fiscal 2007 as compared to the target established by the Committee – 40%

•

the executive’s achievement of individual, measurable objectives during fiscal 2007 as determined by the Committee for all executives with the exception of the Chief Executive Officer, who is evaluated by the Board of Directors – 40%

•	the executive’s overall contribution during fiscal 2007 towards the achievement of the Company’s financial and non-financial objectives – 20%

The following table sets forth each current executive officer’s target cash incentive for fiscal 2007.

Executive Officer	Title	Target Incentive
Gregory J. Yurek	Chief Executive Officer and President	$260,000
Charles W. Stankiewicz	Executive Vice President, AMSC Power Systems	$130,000
Terry M. Winter	Executive Vice President, Operations and Secretary	$120,000
Alexis P. Malozemoff	Executive Vice President & Chief Technical Officer	$79,415
Angelo R. Santamaria	VP, General Manager, AMSC Superconductors	$78,000
David A. Henry	SVP, Chief Financial Officer and Treasurer	$100,000	*

*	Target bonus will be pro-rated for portion of fiscal 2007 in which Mr. Henry is employed by the Company